NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium expects to be near top end of guidance range

June 11, 2012 - ALL AMOUNTS ARE IN US$ UNLESS OTHERWISE STATED

Calgary, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that it expects its first half earnings will be near or at the top end of its previously released guidance range of $5.50 to $6.10 diluted earnings per share on continuing operations (near or at the top end of its second quarter guidance range of $4.18 to $4.78 diluted earnings per share on continuing operations). The guidance excludes hedging gains or losses and share-based payments expense in our first quarter actual results and estimated second quarter results.1

“These impressive first half earnings are due to excellent results across our crop input business. The outlook remains very positive, supported by the strong global grain prices and a balanced-to-tight international nutrient supply demand situation. Agrium’s strategic investment across the crop input value chain continues to benefit from the strength in these underlying fundamentals,” said Mike Wilson, Agrium President and CEO.

The major assumptions made in preparing our first half guidance are outlined below and include but are not limited to:

•	Wholesale realized nutrient prices for the second quarter of 2012 are expected to be slightly higher than the same period last year for nitrogen and potash and slightly lower for phosphate

•	Wholesale fertilizer sales volumes are expected to be slightly lower than in Q2 2011 for nitrogen and potash products

•	Retail North America fertilizer margin percentages will be lower and chemical percentages slightly higher than the margin percentages realized in Q2 2011

•	Retail North America fertilizer sales volumes will be slightly lower than volumes in Q2 2011

•	The exchange rate for the Canadian dollar in the second quarter of 2012 will be at par with the U.S. dollar

•	The average North American realized gas price for the second quarter of 2012 will not deviate significantly from approximately $2.25 per MMBtu

•	The exclusion from the guidance range of the effects in the first half of:

¡	Share-based payments

¡	Gains or losses on hedge positions

¡	Results of potential acquisitions and discontinued operations

Agrium is hosting its annual Investor Day Wednesday, June 13, 2012 in Chicago. The event will be webcast live at www.agrium.com.

1 2012 first quarter consolidated net earnings was $155-million ($0.97 diluted earnings per share). This included a pre-tax loss of $13-million ($0.06 diluted earnings per share) on natural gas and other hedge positions and a pre-tax share-based payment expense of $64-million ($0.29 diluted earnings per share).

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this MD&A constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this MD&A, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to: future crop and crop input volumes, demand, margins, prices and sales; business and financial prospects; and other plans, strategies, objectives and expectations, including with respect to future operations of Agrium. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include Agrium’s ability to successfully integrate and realize the anticipated benefits of its already completed and future acquisitions, including the acquisition of retained AWB businesses and the proposed acquisition of the Agri-products business of Viterra.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict. There is a risk that the Egyptian Misr Fertilizers Production Company S.A.E. (“MOPCO”) nitrogen facility in Egypt may not be allowed to restart production or proceed with the completion of the two new facilities. Additionally, there are risks associated with Agrium’s recent acquisition of AWB, including: size and timing of expected synergies could be less favourable than anticipated; AWB is subject to dispute and litigation risk (including as a result of being named in litigation commenced by the Iraqi Government relating to the United Nations Oil-For-Food Programme), as well as counterparty and sovereign risk; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States. Furthermore, there are risks associated with the proposed acquisition of the Agri-products business of Viterra, including: completion of the acquisition of Viterra by Glencore International plc and the subsequent acquisition of the assets proposed to be purchased by Agrium, as well as the timing thereof; the receipt of the necessary regulatory approvals in respect of the assets proposed to be purchased by Agrium and the satisfaction of other conditions precedent to closing; potential liabilities associated with the assets proposed to be assumed by Agrium, which may not be known to Agrium at this time due, in part, to the fact that the nature of the transaction did not allow for Agrium to complete customary due diligence prior to entering into the agreement to purchase the assets; and the amount of the final purchase price for the purchased assets.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thomson, Analyst, Investor Relations

(403) 225-7761